Exhibit 10.26

PLUG POWER INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

                This RESTRICTED STOCK UNIT AWARD AGREEMENT, is dated _____________ and delivered by PLUG POWER INC., a Delaware corporation (the “Company”), to _______________, an employee of the Company (the “Grantee”).

                WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) on October 28, 2009 approved a grant of a restricted stock unit award (the “Restricted Units”) to Grantee pursuant to the terms of the Company’s 1999 Stock Option and Incentive Plan (the “Plan”); and

                WHEREAS, the Grantee is entitled to the grant of a restricted stock unit award pursuant to this Agreement;

                NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.      Restricted Stock Unit Award

Subject to the terms and conditions set forth in this Agreement, the Company hereby awards the Grantee _______ Restricted Stock Units (the “Award”) under the Plan.  The Grantee accepts the Award and agrees to be bound by the terms and conditions of this Agreement and the Plan with respect to the grant.

2.      Restricted Unit Account

The Company shall establish and maintain a Restricted Unit account for and on behalf of the Grantee and shall record in such account the number of Restricted Units awarded to the Grantee.  No shares of Stock shall be issued to the Grantee at the time the award is made, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Restricted Units recorded in the account.

3.      Interest not Transferable

Unless otherwise provided by law and except for transfers to the Grantee’s estate upon the Grantee’s death, the Grantee shall not have the right to transfer or otherwise dispose of any interest in the Restricted Unit account, and any attempted transfer or disposition of the account by the Grantee, whether by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary, or involuntary, or by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), shall be null and void and have no effect.  The Grantee shall not have any interest in any fund or specific asset of the Company by reason of this award or the Restricted Unit account established for the Grantee.

4.      Lapsing of Restrictions

The restrictions applicable to the Restricted Units shall lapse only upon the achievement of the performance targets for 2010, 2011, and 2012 defined in Appendix A in accordance with the schedule set forth in Appendix A.  Restricted Units for which the restrictions lapse in accordance with Appendix A shall be converted into shares of Stock and distributed to the Grantee after the Compensation Committee certification with respect to the Company’s performance as described in Section 6.

5.      Termination of Restricted Units

The period of performance covered by this award shall be from January 1, 2010 until December 31, 2012 (the “Performance Period”).  Unless otherwise terminated or converted into Stock in accordance with Appendix A at the end of each of the Company’s fiscal years during the Performance Period, the Restricted Units with respect to which restrictions may lapse during each such fiscal year shall terminate and become null and void 90 days after the end of each such fiscal year.

Upon the termination of the Grantee’s employment relationship with the Company for any reason (except as provided in the next sentence), any Restricted Units for which the restrictions have not lapsed shall terminate.  In the event of a termination of the Grantee’s employment as a result of Disability, death or termination of the Grantee’s employment by the Company without Cause (“Qualified Termination”), the restrictions shall lapse with respect to a number of Restricted Units determined in accordance with the Company’s achievement of the performance targets provided in Appendix A through the end of the fiscal year in which the Qualified Termination occurs, as described on Appendix A, further multiplied by a fraction, the numerator of which shall be the number of weeks in such fiscal year in which the Grantee was employed by the Company and the denominator of which shall be 52.  Notwithstanding the preceding sentence, no Restricted Units will vest if the Grantee’s termination of employment occurs during 2009.

The Grantee’s transfer within the Company or any of its subsidiaries shall not be deemed to be a termination of employment.

Notwithstanding anything herein to the contrary or in any Employment Agreement with any Grantee which provides for accelerated vesting of such Grantee’s equity awards in the event of certain types of terminations of such Grantee’s employment relationship with the Company (such as, for example, termination without cause by the employer or termination for good reason by the Grantee), the treatment of any Restricted Units granted under this Agreement shall be governed solely by the terms hereof and not by the terms of such Employment Agreement.  In consideration of the opportunity to receive Restricted Units under this Agreement, any such Employment Agreement shall be deemed amended to the extent necessary to effect the provisions of this Section 5.

6.      Procedures

Within 60 days following the end of each of the Company’s fiscal years during the Performance Period, the Compensation Committee will certify to the Company’s Corporate Secretary the actual performance achieved with respect to the criteria set forth in Appendix A.  The Compensation Committee will then certify to the Company’s Corporate Secretary any Restricted Units with respect to which the restrictions have lapsed pursuant to Appendix A.  Upon receipt of such certification and in no event later than 75 days following the end of the Company’s fiscal year, the Corporate Secretary will cause the Company’s transfer agent to issue to the Grantee one share of Stock for each Restricted Unit for which the restrictions have lapsed.  Any fractional share of Stock shall be settled in cash.

The obligation of the Company to deliver Stock shall, however, be subject to the condition that if at any time the Compensation Committee shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Compensation Committee.

7.      Tax Withholding

Any issuance of shares to the Grantee shall be subject to tax withholding.  The minimum tax withholding obligation shall be satisfied through a net issuance of shares.  The Company shall withhold from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value (as defined in the Plan) that would satisfy the minimum tax withholding amount due.

8.      Adjustment Upon Changes in Capitalization

In the event of any change in the number or class of shares of Stock outstanding by reason of a stock dividend, stock split, subdivision or combination of shares, a merger or consolidation in which the Company is the surviving company, or any other change in capitalization, the number and class of Restricted Units shall be equitably adjusted by the Compensation Committee pursuant to Section 3 of the Plan.

9.      Adjustment of Performance Targets

In the event of any merger, acquisition, strategic redirection or other corporate change, any material changes in accounting practices, or any extraordinary losses, gains or other similar events which, in the Compensation Committee’s judgment, have or are expected to have a substantial effect on the performance of the Company, the Compensation Committee may make such adjustment in the performance targets as the Compensation Committee deems equitable and appropriate.

10.    Change in Control

In the event a Change in Control occurs during the Performance Period, the Compensation Committee shall compare the Company’s Revenues and EBITDAS for the Company’s completed calendar quarters in the Company’s fiscal year in which the Change in Control occurs against the Revenue and EBITDAS targets for such fiscal year, which targets shall be adjusted by the Compensation Committee on a pro rata basis based on the completed calendar quarters for such fiscal year.  Depending on the Company’s performance through the calendar quarter end immediately prior to the Change of Control, the restrictions shall lapse with respect to either 0 percent (failure to achieve both targets at the threshold level), 70 percent (achieve both targets at the threshold level), 90 percent (achieve both targets at the target level) or 100 percent (achieve both targets at the stretch level) of the outstanding Restricted Units based on achievement of the Revenue and EBITDAS targets as adjusted by the Compensation Committee, and the remaining Restricted Units shall terminate and become null and void.

11.    Employment Not Affected

The granting of the Award shall not be construed to create an obligation on the part of the Company or its subsidiaries to continue Grantee’s employment.  Except as may otherwise be provided in a written agreement between Grantee and the Company (or its subsidiary), the Company and its subsidiaries specifically reserve the right to terminate at will, with or without cause, the Grantee’s employment at any time (whether by dismissal, discharge, retirement or otherwise).

12.    Amendment of Award

The Award may be amended, in whole or in part, by the Compensation Committee at any time if it determines, in its sole discretion, that such amendment is necessary or advisable in the light of any addition to or any change in: (a) the Code or regulations issued thereunder or (b) any federal or state securities law or other law or regulation, which change occurs for the grant of the Award and by its terms retroactively applies to the Award; provided, however, that no such amendment shall, without the Grantee’s consent, materially adversely affect Grantee’s rights in and to the Restricted Units.

13.     Notice

Notices to the Company shall be addressed to it in care of its Chief Financial Officer or Corporate Secretary, and any notice to the Grantee shall be addressed to the current address shown on the Company’s payroll records.  Any notice shall be deemed duly given if delivered in writing directly to the recipient or by registered or certified mail, postage prepaid.

14.    Incorporation of 1999 Stock Option and Incentive Plan by Reference

The Award is granted pursuant to the terms of the Plan, as in effect from time to time, the terms of which are incorporated herein by reference.  Except to the extent otherwise provided in this Award, including without limitation as to a Change in Control, this Award shall in all respects be interpreted in accordance with the Plan.  The Compensation Committee shall have full authority to interpret and construe the Award, in its sole discretion, and its decision shall be conclusive and binding upon any question of law or fact arising hereunder and shall be enforceable in law or in equity by any court of competent jurisdiction.

15.    Governing Law

The validity, construction, interpretation and effect of this instrument and any other matter arising under this instrument shall exclusively be governed by, and determined in accordance with applicable Federal law and the laws of the State of Delaware, without regard to Delaware rules for conflicts of law.

16.    Defined Terms

For purposes of this Agreement, the following terms shall have the meaning set forth herein:

Cause shall mean:  (a) a willful act of dishonesty by the Grantee with respect to any matter involving the Company or any subsidiary or affiliate, (b) conviction of the Grantee of a crime involving moral turpitude, or (c) the failure to perform to the reasonable satisfaction of the Company a substantial portion of the Grantee’s duties and responsibilities assigned or delegated under this Agreement, which failure continues, in the reasonable judgment of the Company, after written notice given to the Grantee by the Company.  For purposes of clause (a) hereof, no act, or failure to act, on the Grantee’s part shall be deemed “willful” unless done, or omitted to be done, by the Grantee without reasonable belief that the Grantee’s act, or failure to act, was in the best interests of the Company and its subsidiaries and affiliates.

Change in Control shall be deemed to have occurred upon (a) the consummation of any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, did not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (b) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Disability.  A Grantee is deemed to have incurred a Disability if he is disabled and unable to perform the essential functions of his then existing duties with or without accommodation for a period of 180 days (which need not be consecutive) in any 12-month period.

Employment Agreement shall mean any employment, severance or similar agreement, if any, then in effect between a Grantee on the one hand and the Company on the other hand, as amended.

Stock shall mean the common stock, par value $0.01 per share, of the Company.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Award Agreement as of the date first written above.

Attest:	PLUG POWER INC.

By:	By:
Gerard L. Conway, Jr.	Andrew Marsh
General Counsel & Corporate Secretary	President & Chief Executive Officer

I hereby accept the award of Restricted Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.  I hereby further agree that all decisions and determinations of the Compensation Committee with respect to the Restricted Units shall be final and binding.

/s/__________________________

XXXXXXXXXXXXXXXXXXXX

APPENDIX A

RESTRICTED STOCK UNIT AWARD

PERFORMANCE TARGETS AND VESTING SCHEDULE

   I.           Definitions

“Earnings” shall mean the Company’s earnings determined in accordance with generally accepted accounting standards in the USA (“GAAP”) and as reported in the Company’s Consolidated Income Statement for each fiscal year of the Performance Period.

“EBITDAS” shall mean Earnings plus interest expense, taxes, depreciation, amortization and non-cash charges for equity compensation.

“Revenue” shall mean the Company’s revenue determined in accordance with GAAP and as reported in the Company’s Consolidated Income Statement for each fiscal year of the Performance Period.

 II.           Performance Targets

The vesting of 25 percent of the Restricted Units underlying the Award is tied to achievement of Revenue targets, while the vesting of 75 percent of the Restricted Units underlying the Award is tied to achievement of EBITDAS targets, in each case for the years ending December 31, 2010, 2011 and 2012 as set forth below:

Revenue Targets
	Threshold	Target	Stretch
2010 Revenue Target
2011 Revenue Target
2012 Revenue Target

EBITDAS Targets
	Threshold	Target	Stretch
2010 EBITDAS Target
2011 EBITDAS Target
2012 EBITDAS Target

III.           Vesting Schedule

The restrictions shall lapse with respect to the corresponding Revenue RSUs based on the following schedule, depending on the Company’s achievement of the Revenue targets for 2010 and 2011:

2010 Performance	Revenue RSU Allocation	Percent Vesting	Revenue RSUs Earned	Revenue RSUs Forfeited
Below Threshold
Threshold
Target
Stretch

2011 Performance	Revenue RSU Allocation	Percent Vesting	Revenue RSUs Earned	Revenue RSUs Forfeited
Below Threshold
Threshold
Target
Stretch

2012 Performance	Revenue RSU Allocation	Percent Vesting	Revenue RSUs Earned	Revenue RSUs Forfeited
Below Threshold
Threshold
Target
Stretch

The restrictions shall lapse with respect to the EBITDAS RSUs based on the following schedule depending on the Company’s achievement of the EBITDAS targets:

2010 Performance	EBITDAS RSU Allocation	Percent Vesting	EBITDAS RSUs Earned	EBITDAS RSUs Forfeited
Below Threshold
Threshold
Target
Stretch

2011 Performance	EBITDAS RSU Allocation	Percent Vesting	EBITDAS RSUs Earned	EBITDAS RSUs Forfeited
Below Threshold
Threshold
Target
Stretch

2012 Performance	EBITDAS RSU Allocation	Percent Vesting	EBITDAS RSUs Earned	EBITDAS RSUs Forfeited
Below Threshold
Threshold
Target
Stretch